Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 11, 2021, with respect to the consolidated financial statements of Core Scientific Holding Co. included in the registration statement and preliminary proxy statement/prospectus of Power & Digital Infrastructure Acquisition Corp. that is made a part of the Registration Statement (Form S-4) and preliminary proxy statement/prospectus of Power & Digital Infrastructure Acquisition Corp. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

August 11, 2021